Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Woodside Energy Group Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)

Equity	Ordinary Shares, no par value per share, reserved for issuance under the Woodside Equity Plan.	Other	600,000	$21.45	$12,870,000	0.0000927	$1,193.05

Equity	Ordinary Shares, no par value per share, reserved for issuance under the Supplementary Woodside Equity Plan.	Other	585,000	$21.45	$12,548,250	0.0000927	$1,163.22

Total Offering Amounts				—	$25,418,250	—	$2,356.27

Total Fee Offsets				—	—	—	—

Net Fee Due				—	—	—	$2,356.27

(1)

This Registration Statement on Form S-8 (this “Registration Statement”) registers transactions in ordinary shares, no par value per share (“Shares”), of Woodside Energy Group Ltd. (the “Registrant”) that are authorized for issuance under the Woodside Equity Plan (the “WEP”) and the Supplementary Woodside Equity Plan (the “SWEP” and together with the WEP, the “Plans”). Shares are traded in the United States in the form of American Depositary Shares (“ADSs”) and awards granted under the Plans may be settled in Shares or ADSs. Each ADS represents one Share on deposit with Citibank, N.A., as a depositary bank (the “Depositary”). A separate registration statement on Form F-6 (File No. 333-264280) has been filed to register the ADSs. In the event of any share dividend, share split or other similar transaction involving the Shares, the number of Shares registered hereby shall automatically be adjusted in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per unit and proposed maximum aggregate offering price are based on the reported average of the high and low prices of the Registrant’s Shares as reported on the Australian Stock Exchange Limited on September 8, 2022, translated into United Sates dollars as of the same date at the rate of A$1.00 = US$0.6741.